Exhibit 10.35

FIRST AMENDMENT TO MANAGEMENT COMPENSATION
AGREEMENT FOR THE CEO OF FRED’S INC.

WHEREAS, A Management Compensation Agreement (“Agreement”) dated as of November 2, 2014 was entered into by and between Fred’s Inc. (“Company”) and Jerry Shore (“Executive”); and

WHEREAS, Executive has provided Company with notice of his intent to retire and the Board of Directors has accepted his notice;

WHEREAS, Company and Executive now desire to amend certain provisions of the Agreement:

NOW THEREFORE, in consideration of the terms hereof and other good and valuable consideration of which is hereby acknowledged, the Agreement is hereby amended as follows:

1.	The Company and Executive agree that Executive’s last day of employment before retirement shall be February 4, 2017.

2.	The following paragraphs 3(f) and 3(g) shall be added to the Agreement:

“3.          (f) Retirement Cash Compensation. In consideration of the many years of loyal service provided to the Company by Executive and to ensure a smooth and successful transition for the new CEO, CFO and COO of the Company, the Company agrees to pay and Executive agrees to accept the following cash compensation:

(i)	$431,250 payable by December 31, 2016;
(ii)	$215,625 payable by May 1, 2017;
(iii)	$215,625 payable by February 4, 2017 provided that the following goals are achieved to the reasonable satisfaction of the Board of Directors:
a.	Successful transition of the new CEO, including the hand off of the Pharmacy department to the CEO’s management;
b.	Successful transition of the new CFO; and
c.	Successful transition of the new COO.

“3.   (g)   Retirement Equity/Incentive Compensation. In consideration of the many years of loyal service provided to the Company by Executive and to ensure a smooth and successful transition for the new CEO, CFO and COO of the Company, the Company agrees to do the following:

(i)	Issue to Executive an amount of restricted shares equal to $250,000 divided by the fair market value on the grant date (calculated as the closing price on the date of grant.) The shares shall be granted as of February 4, 2017 provided that Executive is actively engaged in the business until the grant date as determined to the reasonable satisfaction of the Board of Directors. Restrictions will lapse the later of five years or when Executive ceases to be a member of the Board of Directors.

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(ii)	Issue to Executive an amount of restricted shares or options equal to $250,000 at executive’s choice divided by the fair market value of either the restricted stock or options on the grant date (calculated as the closing price on the date of grant or the Black -Scholes value on the date of grant.) Executive shall elect whether he elects options, restricted stock or some combination by the first Thursday in January. The shares shall be granted as of February 4, 2017 provided that Executive is actively engaged in the business until the grant date as determined to the reasonable satisfaction of the Board of Directors. Restrictions will lapse the later of five years or when Executive ceases to be a member of the Board of Directors.

(iii)	Executive shall be eligible to receive an amount of restricted shares equal to $250,000 divided by the fair market value on the grant date (calculated as the closing price on the date of grant.) as a retirement incentive provided that the Company achieves its 2016 Pre-Tax Income Plan. If the Plan is achieved, the shares shall be granted no later than May 1, 2017. Restrictions will lapse the later of five years or when Executive ceases to be a member of the Board of Directors.

3.	Paragraph 6(e)(ii) shall be deleted in its entirety and replaced with the following:

“6. (e) (ii)         Company shall pay for eighteen (18) months all of Executive’s cost to continue his and his eligible dependents group medical, vision and dental insurance plans pursuant according to COBRA.”

4.	Paragraph 6(e)(iv) shall be deleted in its entirety and replaced with the following:

“6.    (e)(iv) 30% of Executive’s restricted stock shall be cancelled and Executive shall be paid the closing price on the date of retirement. The remaining 70% of Executive’s restricted stock shall vest according to the original terms of those restricted stock agreements, provided however that the fact that Executive is no longer employed by the Company, shall not cause those shares to be forfeited. To the extent certain of restricted shares are on different vesting schedules, Executive shall have the right to select which restricted stock shall be included in the 30% of restricted stock that vests immediately.”

5.	Paragraph 7 is amended to add the following sentence to the end of the paragraph:

“The Board of Directors has determined that it would be in the best interest of the Company for Executive to continue to serve on the Board of Directors and therefore will not be accepting Executive’s resignation from the Board of Directors of the Company.”

All other terms of the Agreement shall remain in effect and unchanged.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement the 30th day of August 2016.

Fred’s, Inc.

/s/ Tom Tashjian

Thomas J. Tashjian, Chairman

Jerry A. Shore

/s/ Jerry A. Shore

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